Exhibit 10.15

                             EMPLOYMENT AGREEMENT
                             --------------------

    AGREEMENT made the 7th day of July, 1997, between INTERCARGO CORPORATION, a Delaware Corporation (hereinafter referred to as "Intercargo") and STANLEY
A. GALANSKI (hereinafter referred to as the "Employee").

    WHEREAS, Intercargo is an insurance holding company which itself or through its related or affiliated entities, sells and/or underwrites surety bonds (including U.S. Customs Bonds), marine cargo insurance, errors and omissions insurance and other lines, and through its own agency and various sub-producers sells the said insurance products of Intercargo and of its related or affiliated entities and of other insurance companies, and engages in such other lawful business which it may pursue from time to time:

    WHEREAS, Employee wishes to be employed by Intercargo to perform management and executive services for it and its subsidiaries; and

    WHEREAS, Employee is willing to be employed by Intercargo, and Intercargo is willing to employ Employee, on the terms and conditions hereinafter set forth.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein, Intercargo and Employee covenant and agree as follows:


    1. Employment. Intercargo hereby employs Employee, and Employee hereby accepts and agrees to employment as President and Chief Executive Officer of Intercargo and its subsidiary, Intercargo Insurance Company.


    2. Duties. Employee shall have such duties, responsibilities and authority customarily and by law associated with the office of President and Chief Executive Officer including rendering such administrative, sales, marketing and other executive services to Intercargo and its subsidiaries and such other duties which may be assigned to him from time to time by the Board of Directors of Intercargo (hereinafter "Board of Directors"), and shall faithfully, industriously, and to the best of his ability, experience and talent, perform all duties that may be required of and from him. Such duties shall be rendered at the premises of Intercargo and at such other place or places as Intercargo shall in good faith require or as the interests, needs, business and opportunities of Intercargo shall require. Employee agrees to devote his best efforts and substantially all of his business time and attention (except for permitted vacation periods and reasonable periods of illness) to the business and affairs of Intercargo and its subsidiaries.


    3. Directorships. Employee agrees to serve on the Board of Directors of Intercargo and Intercargo Insurance Company. Further, if requested by the Board of Directors, Employee agrees to serve as a director or senior executive of any other subsidiary or affiliate of Intercargo.


    4. Term. The term of this Agreement (the "Term") shall commence on the date hereof and, subject to the terms and conditions contained herein, shall continue for a period of one (1) year. Thereafter, should Employee wish to remain employed and should Intercargo wish to continue to employ Employee, this Agreement shall continue and have full force and effect, except that either party may terminate the Agreement with 14 days' written notice to the other party. Assuming that the provisions of paragraph 7 are met, Employee shall be entitled to 12 month's pay following receipt of Intercargo's written notice to Employee that it is terminating his employment.


    5. Compensation. For all the services to be rendered by Employee hereunder, Intercargo agrees to pay Employee:


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

    (a) Base Salary.
        -----------

           (i) An annual salary of Two Hundred Sixty Thousand Dollars ($260,000.00), payable periodically in accordance with Intercargo's regular compensation payment schedule;

           (ii) Employee shall be entitled to an annual salary review beginning in January 1998; however, whether Employee shall receive any increase in salary is in the sole discretion of the Board of Directors.

     (b) Bonus.
         -----

           (i) 1997: Provided that Employee commences full-time employment no later than July 31, 1997, Employee is guaranteed a $25,000 bonus for calendar year 1997, payable on or about January 15, 1998.

           After 1997: If in effect, Employee shall be eligible to participate in any Executive Incentive Compensation Plan for calendar years 1998 and beyond. Otherwise, except as provided in subparagraph (b)(i) above, whether Employee shall receive a bonus at any time shall be in the sole discretion of the Board of Directors.

    (c) Employee Benefits. Employee shall be entitled to benefits under and in accordance with the terms and conditions of any pension or profit sharing plan, disability income plan, group insurance plan, hospital and surgical benefit plan, or any other incentive, retirement or employee benefit plan for which senior executive employees of Intercargo generally are eligible. Nothing herein, however, shall be construed to either create an employee benefit if none presently


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

exists or prevent the alteration or termination of an employee benefit for similarly situated employees of Intercargo.

    (d) Vacation: Time Off. Employee shall be entitled to take such holidays and sick leave as Intercargo may reasonably determine, consistent with the performance of his duties hereunder and the then current policies of Intercargo in respect to such matters. Notwithstanding any current policies of Intercargo with respect to vacation, however, Employee shall be entitled to four weeks vacation "annually." Annually shall defined by the contract year (e.g., July 7, to the following July 7). Employee may "carry over" up to two weeks of unused vacation days to the following contract year. In no event, however, shall Employee be entitled to accumulate a total of more than two weeks of time from prior contract years.

    (e) Expenses. Intercargo agrees to pay reasonable expenses of Employee incurred in connection with Employee's execution of his duties hereunder. The Board of Directors shall establish a policy for the determination of what constitutes "reasonable expenses" incurred in relation to Employee's business and shall be guided by the permissibility of deductions pursuant to the Internal Revenue Code of 1986, as amended from time to time and regulations and rulings thereunder.

    (f) Automobile. Employee shall be entitled to an auto allowance of $1,000 per month.

    (g) Other: Employee shall be entitled to use of an Intercargo owned country club membership.


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

    (h) Moving Allowance; Employee shall be entitled to reimbursement for up to three trips to Chicago for Employee and his spouse to familiarize themselves with the city and locate a new residence. Employee shall also be entitled to reimbursement for brokerage commission and reasonable legal expense in selling his existing residence in New Jersey and for mortgage costs (points) and reasonable legal expense in purchasing a new home in the Chicago area. Employee shall also be entitled to reimbursement for reasonable and necessary family transportation, moving cost for furniture and possessions and for his (and if necessary his family's) temporary accommodations, if required when his family moves, subject to Employee's presentment of appropriate documentation. In the event that Intercargo terminates Employee for any reason, Employee shall be entitled to reimbursement from Intercargo for brokerage commission and reasonable legal expense in selling his Illinois residence.

    (i) Stock Options. Pursuant to Intercargo Corporation's Non-Qualified and Incentive Stock Option Plan dated July 28, 1987, as amended, (the "Plan"), Employee shall be issued an award agreement dated as of the date of this Agreement (the "Award Agreement"), granting Employee the option rights to acquire 20,000 shares of common stock of Intercargo ("Common Stock"). The Award Agreement shall provide that the stock options exercise rights shall vest at a rate of 4,000 shares on each of the following dates provided that Employee remains employed by Intercargo, on July 7 in the years 1998, 1999, 2000, 2001, and 2002, and may otherwise be exercisable thereafter within the maximum period allowed by applicable law and the terms of the Plan. The purchase price for a share of Common Stock under the Award Agreement shall be based on the


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

closing market price on July 7, 1997, when Employee first commences employment. The Award Agreement may provide for such other terms and conditions as the Board of Directors deems necessary or appropriate, but which are not inconsistent with this sub-paragraph (j). Subject to approval of the Board of Directors at the time, which approval shall not be unreasonably withheld, two more Award Agreements granting stock options to acquire up to 20,000 shares of Common Stock (per Award Agreement) shall be provided to Employee on the first and second anniversary respectively of the date of this Agreement, provided that on such anniversaries continuing improvement in operating results of Intercargo have been achieved.


    6.     TERMINATION OF EMPLOYMENT.

    (a) Termination For Cause; Resignation, Death. Except as provided elsewhere in this Employment Agreement, if, prior to the expiration of the Term of this Agreement, Employee voluntarily resigns (but not including a resignation for Good Reason, as defined herein), dies, or is terminated by Intercargo For Cause, Intercargo shall pay Employee any base salary and bonus payments (if any) earned by not yet paid to Employee (or, if applicable, to his estate) only through and including the date of such resignation, death, or termination For Cause, and Employee will not be entitled to Termination Pay but will otherwise be entitled to exercise any stock options whose exercise rights have vested. In the event bonus calculations are based upon periodic performance, the bonus payment shall be deferred until completion of such period and the bonus payable will be ratably adjusted for that portion of the relevant period during which Employee was employed.


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

    (b) Disability. If Employee becomes Permanently Disabled prior to the expiration of the Term of this Agreement, employee shall be deemed to have voluntarily resigned form his employment hereunder as of the date the disability is deemed permanent as defined in section (c)(ii) below.

    (c) Definitions.

           (i) For Cause. The Company shall be entitled to terminate the employment of Employee For Cause if any of the following shall occur:

                  (A) Employee engages in fraudulent or dishonest conduct or is found to have engaged in nondisability substance abuse;

                  (B) Employee is found by a court of competent jurisdiction rendering a final judgment to have materially breached Section 9 or 10 hereof or admits in writing or in sworn testimony to conduct constituting such a breach; or

                  (C) The imposition of any restriction or limitation by any governmental authority having jurisdiction over the Employee to such an extent that he cannot engage in professional practice for which he was employed and such restriction or limitation is not removable or, if removable, is not removed within 30 days following imposition.

           (ii) Permanently Disabled. As used herein, the term, "Permanently Disabled" shall have the meaning set forth in the long term disability program of Intercargo in effect from time to time during the Term of this Agreement. If, at any time during the term hereof, no long term disability program is in effect for employees of Intercargo, the term


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

    "Permanently Disabled" shall mean injury or illness, mental or physical, which materially interferes with ability of the Employee to provide the services described in Section 2 herein for any consecutive eight week period or for an aggregate of three months out of a twelve-month period commencing with the onset of such illness or disability. Intercargo shall provide Employee with timely written notice if it discontinues its long term disability program.

           (iii) Good Reason. Intercargo shall at all times during the term of this Employment Agreement provide Employee with all of the rights, responsibilities, and perquisites that come with being President and Chief Executive Officer of Intercargo and it shall allow Employee to discharge all of his Duties as set forth in paragraph 2 hereof. If, during the term of this Agreement, without the prior written consent of Employee, Intercargo (a) shall reduce or attempt to reduce the rights, responsibilities, or perquisites and Duties of Employee generally, including but not limited to (i) removal of Employee from his current position of President and Chief Executive Officer to some lesser position, or (ii) causing Employee to relocate his home or business location from Illinois, absent Employee's written consent, or (iii) causing Employee to report to some person or entity other than Intercargo's Board of Directors, or (iv) the taking of such other action which can reasonably be interpreted to have the effect of materially reducing Employee's responsibilities or authority, or (b) shall be subject to a Change of Control (as such term is defined below), then Employee may tender his written resignation for Good Reason.


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

    For purposes of this Employment Agreement, a "Change of Control" shall be deemed to have occurred if any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) other than Orion Capital Corporation or its affiliates is or becomes a "beneficial owner" (as defined in Rule 13d-3 under such Act), directly or indirectly, of securities of Intercargo representing 50% or more of the combined voting power of Intercargo's then outstanding securities.


    7. TERMINATION PAY. Except for termination of Employee For Cause or due to Employee becoming Permanently Disabled or dying, Employee shall be entitled to his annual salary as set forth in paragraph 5(a)(1) (or, if he has received an increase in his annual salary, his then current annual salary), for a period of 12 months after termination of this Agreement, payable periodically in accordance with Intercargo's regular compensation schedule, beginning on the first pay period following Employee's separation from employment; provided, however, that said payments shall immediately cease and no money shall be due and owing to Employee if at any time during the twelve month period he is found by a court of competent jurisdiction rendering a final judgment to be in breach of any paragraph of this Agreement, including paragraphs 10 and 11 or admits in writing or in sworn testimony to conduct constituting such a breach. Notwithstanding the provisions of paragraph 6(a) and of this paragraph, Employee shall be entitled to Termination Pay under this paragraph in the event that he resigns for Good Reason. Notwithstanding the provisions of paragraph 6(a) and of this paragraph, Employee shall be entitled to an accelerated vesting of all stock options granted under the initial Award Agreement or any subsequent Award Agreement in the event that he


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

resigns for Good Reason, which vesting shall be deemed to occur on the same date that Employee tenders notice to Intercargo of his intent to resign.


    8. PROPERTY RIGHTS. For purposes of this paragraph 8 and paragraphs 9 through 14, the term Intercargo shall include Intercargo and all related and affiliated entities, and references to Intercargo shall also be deemed references to such related and affiliated entities as the context may require.

    (a) All information determined by the facts and applicable law to be confidential which relates to the business of Intercargo, which shall include, but not be limited to policy forms, agency and sub-producer relationships, product and financial plans, information on pricing and customers, fees and services provided therefore, shall be treated as confidential by Employee both during and after the termination of Employee's employment.

    (b) All data, whether written or electronically stored, computer print-outs and other records and written material prepared or compiled by Employee or furnished to Employee while in the employ of Intercargo and which relate to the business of Intercargo are the property of Intercargo, and shall be the sole and exclusive property of Intercargo and none of such data, computer printouts or other records, or copies thereof, shall be retained by Employee upon separation of his employment for any reason.


    9. CONFIDENTIALITY: NON-SOLICITATION OF EMPLOYEES: NON-DISPARAGEMENT. From and after the date hereof, (a) Employee will maintain in confidence and will not, directly or indirectly, use, publish or otherwise disclose to any competitor or other third party, except as required by law or as may be expressly permitted by Intercargo, any trade secrets, confidential, proprietary, and other non-public


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

information of a similar nature belonging to Intercargo or to which Intercargo has any rights, except to the extent, if any, that any such information is or becomes generally known or is readily ascertainable by proper means ("Confidential Information"), whether or not such confidential Information is in written or electronic form, or exists as "know how" or as knowledge gained through his employment by Intercargo. Such Confidential Information includes, but is not limited to, proprietary technical and business information relating to any non-public financial information, business or product plans or costs, existing or prospective customers or customer lists, pricing data or other terms of sales, customer requirements, buying history or underwriting or risk assessment information, the identity of agents or customers or prospective agents or customers, products, coverages, the terms of any reinsurance, fronting or other agreements of Intercargo, subject to the same exception stated in the preceding sentence; (b) Employee will not solicit or induce, either directly or through others, any employees of Intercargo to terminate such relationship, or make contact with any such employees with the principal purpose of violating this section; and (c) Employee shall not disparage the business, employees, officers or directors of Intercargo. All duties and obligations set forth herein shall be in addition to those which exist by common law or statue. Employee's obligations under this Agreement with respect to Confidential Information shall extend to information belonging to any client, vendor or customer of Intercargo and their agents and employees, where such information is considered by such client, vendor or customer of Intercargo and by their agents and employees to be Confidential.


    10. NON-COMPETITION: NON-SOLICITATION OF CUSTOMERS AND AGENTS. (a) Employee shall not for 12 months following his separation from Intercargo for any reason ("Restricted Period"), call upon, any person, entity or business who was


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

an existing or prospective customer or agent of Intercargo at any time during the period commencing sixty (60) months prior to Employee's separation from Intercargo's employment through the end of the Restricted Period for the purpose of selling to or through such customers or agents any custom bonds, contract sureties, errors and omissions insurance for freight forwarders, cargo insurance, general property/casualty insurance for freight forwarders and intermodel trucking, and any other distinct insurance coverage or surety bond product which is first offered for sale by Intercargo during the term of this Agreement, provided that Intercargo provides Employee with a list of all such persons, entities or businesses and all such coverages or bonds at the time of separation. The term "existing or prospective customers" of Intercargo as used in this paragraph shall be defined and construed to mean any and all persons, corporations, partnerships, firms, associations, businesses or other entities for whom or through whom Intercargo engages in the business of providing insurance, surety bonds or conducting related business or for whom or through whom Intercargo actively sought or seeks to engage in such business during the period commencing sixty (60) months prior to Employee's separation from Intercargo's employment through the end of the Restricted Period and shall include agents and subagents of Intercargo notwithstanding that such persons or entities may have been induced to become customers and/or agents and given their patronage to Intercargo by the efforts and solicitations of Employee, or someone on his behalf.

    (b) Employee shall not, during the Restricted Period, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, agent, stockholder, consultant, independent contractor or otherwise, any individual,


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

partnership, firm, corporation, proprietorship, association or other business organization or entity (i) which competes with the business of Intercargo, as described in subparagraph (a) hereof or this paragraph 10, or (ii) which, in pursuit of its business directly or indirectly causes, aids or supports the diversion of the business of Intercargo to competitors.

    The restrictions in this paragraph 10 shall be limited to any county of any state of the United States or any comparable jurisdiction of any foreign country in which Intercargo, directly or through subsidiaries during the Term of this Agreement or the Restricted Period, has been or is engaged in the business described in the Recitals or this paragraph.


    11. EMPLOYEE ACKNOWLEDGMENT. Employee has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon Intercargo under this Agreement, and hereby acknowledges and agrees that the same is reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to Intercargo, do not stifle the inherent skill and experience of Employee, do not operate as a bar to Employee's sole means of support, are fully required to protect the legitimate interest of Intercargo and do not confer a benefit upon Intercargo disproportionate to the detriment of the Employee.


    12. EXTENSION OF DURATION. In addition to the remedies Intercargo may seek and obtain pursuant to paragraph 14 hereof, the restrictions of paragraphs 10 and 11 shall be extended by any and all periods during which the Employee shall have been found by a court possessing personal jurisdiction over Employee to have been in violation of the covenants in paragraphs 10 and 11.


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

    13. JUDICIAL MODIFICATION. The parties hereby agree that if the scope or enforceability of the covenants in paragraphs 10 and 11 hereof are in any way disputed at any time, a court or other trier of fact may modify and enforce said covenants to the extent that it believes them to be reasonable under circumstances existing at that time.


    14. INJUNCTIVE RELIEF. Employee acknowledges that compliance with the restrictive covenants herein is necessary to protect the business and good will of Intercargo, and that a breach of these restrictions will cause irreparable damage to Intercargo for which monetary damages may not be adequate. Consequently, Employee agrees that in the event that he breaches or threatens to breach any of the restrictive covenants contained herein, Intercargo shall be entitled to both (i) a temporary, preliminary and/or permanent injunction in order to prevent the continuation of such harm, and
(ii) money damages insofar as they can be determined. Notwithstanding any of the foregoing, nothing in this Agreement, shall be construed to prohibit Intercargo or Employee from also pursuing any other remedy, the parties having agreed that all remedies are to be cumulative. As money damages for the period of time during which Employee violates the restrictive covenants, Intercargo shall be entitled to recover the amount of fees, compensation or other remuneration earned by Employee as a result of any such breach.


    15. NOTICES. Any and all notices required or permitted to be given under this Agreement will be sufficient if furnished in writing, sent by personal delivery, telex, telecopier or certified mail, return receipt requested, to the applicable address set forth below (or such other address as may from time to time be designated by notice by any party hereto for such purpose):


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

                  To Employee:         Stanley A. Galanski
                                       6535 R.F.D.
                                       Long Grove, IL 60047


                  With a copy to:      Dickie, McCamey & Chilcote, P.C.
                                       Two PPG Place, Suite 400
                                       Pittsburgh, Pennsylvania 15222
                                       Attn: Leland P. Schermer


                  To Intercargo:       Intercargo Corporation
                                       Attn: Board of Directors
                                       1450 East American Lane, 20th Floor
                                       Schaumburg, Illinois 60173


                  With a copy to:      Rudnick & Wolfe
                                       203 North LaSalle Street, Suite 1800
                                       Chicago, Illinois 60601
                                       Attn: Michael L. Sklar


    Notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by telex or telecopy, on the business day following receipt of answer back or telecopy confirmation or, if by certified mail, on the date shown on the applicable return receipt.


    16.    MISCELLANEOUS.

    (a) Except for other documents referenced in this Agreement, this written Agreement contains the sole and entire Agreement between the parties, and supersedes any and all other agreements between them.

    (b) The waiver by either party of a breach of any provision of this Agreement, shall not operate as, or be construed a waiver of any subsequent breach thereof. No waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith.

    (c) In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in


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any respect, such invalidity, illegality or unenforceability shall not affect any other provision thereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

    (d) In any action, special proceedings or other proceedings that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of Illinois shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which the action or special proceeding may be instituted.

    (e) The section headings contained herein are inserted for ease of reference only and shall not control of affect the meaning or construction of the provisions hereof.

    (f) This Agreement shall be binding on and inure to the benefit of the respective parties and their respective heirs, legal representatives, successors and assigns.


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

    IN WITNESS WHEREOF, Intercargo has hereunto caused this Agreement to be executed by its duly authorized officers and the Employee has hereunto set his hand, all being done in duplicate originals with one being delivered to each party on the 7th Day of July, 1997.

    Executed at Schaumburg, IL on the date first above written.


INTERCARGO CORPORATION                 EMPLOYEE:


By



                                       ---------------------------------------
                                       STANLEY A. GALANSKI


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